EXHIBIT 4.1

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND, IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE FROM IT OF SUCH RESALE RESTRICTIONS.

FISKER INC.

SENIOR SECURED NOTE DUE 2024

Issuance Date: May 10, 2024	Original Principal Amount: U.S. $3,456,000

FOR VALUE RECEIVED, Fisker Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of CVI Investments, Inc. or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and interest and default interest thereon, as set forth below. This Senior Secured Note due 2024 (including all Senior Secured Notes due 2024 issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Notes (collectively, the “Notes”, and such other Senior Secured Notes, the “Other Notes”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of May 10, 2024 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Section 30.

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 23(c)) on such Principal and Interest. Except as prohibited by applicable law, not later than 5:00 p.m. (Eastern Time) on the last Business Day of each calendar week, the Company shall repay to the Holder an amount in cash equal to the positive Net Cash Flow for such week (calculated in the same manner as used for the Approved Budget), if any, up to the amount of the then-outstanding Obligations. Notwithstanding anything herein to the contrary, with respect to any redemption or repayment hereunder, as applicable, the Company shall redeem or repay, as applicable, First, all accrued and unpaid Late Charges on any Principal and Interest hereunder and under any other Notes held by the Holder and all other amounts owed to the Holder under any other Transaction Document, Second, all accrued and unpaid Interest, if any, hereunder and under any Other Notes held by such Holder, Third, all other amounts (other than Principal) outstanding under any Other Notes held by such Holder and, Fourth, all Principal outstanding hereunder and under any Other Notes held by such Holder, in each case, allocated pro rata among this Note and such Other Notes held by such Holder.

2. INTEREST; DEFAULT RATE. Interest (including post-petition interest in any proceeding under any Bankruptcy Law) on this Note (“Interest”) shall accrue hereunder beginning on the Issuance Date at a rate equal to the three-month Secured Overnight Financing Rate plus twelve percent (12.00%) per annum (the “Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months, shall be payable in arrears on the last Business Day of each calendar week (each an “Interest Payment Date”), provided, that, the Company shall pay Interest (including post-petition Interest in any proceeding under any Bankruptcy Law) on overdue Principal at the rate equal to three percent (3%) per annum in excess of the Interest Rate otherwise payable on the Notes to the extent lawful (the “Default Rate”), provided further, that, the Company shall pay Interest (including post-petition Interest in any proceeding under any Bankruptcy Law) on overdue Interest at the Default Rate to the extent lawful. Interest shall be paid in kind, shall accrue daily and shall be capitalized and added to the outstanding Principal on each Interest Payment Date. From and after each applicable Interest Payment Date, the outstanding Principal shall without further action by any party hereto be deemed to be increased by the aggregate amount of Interest that is paid in kind so capitalized and added to the Principal in accordance with the immediately preceding sentence. Accrued and unpaid Interest and Late Fees, if any, shall also be payable by way of inclusion of such Interest and Late Fees in the Redemption Amount (as defined below) upon any redemption in accordance with Section 11 or any required payment upon any Bankruptcy Event of Default (as defined in Section 4(a) below).

3. RESERVED.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (vii), (viii) and (ix) shall constitute a “Bankruptcy Event of Default”:

(i) [Reserved];

(ii) [Reserved];

(iii) [Reserved];

(iv) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(v) [Reserved];

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $10,000 of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries, other than with respect to (i) any Other Notes or (ii) solely during the Forbearance Period (as defined in the Forbearance Agreement) (A) any default under, redemption of or acceleration of the 2025 Notes as a result of any Specified Defaults (as defined in the Forbearance Agreement) or (B) any default under or acceleration of the Company’s 2.50% Convertible Senior Notes due 2026 existing on the Issuance Date;

(vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation, provided, that the foregoing shall not apply with respect to Fisker GmbH (Austria) or Fisker (GB) Limited (United Kingdom);

(viii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law against the assets of the Company or any Subsidiary, provided, that the foregoing shall not apply with respect to Fisker GmbH (Austria) or Fisker (GB) Limited (United Kingdom);

(ix) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law, or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(x) a final judgment or judgments for the payment of money aggregating in excess of $10,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xi) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $10,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or (ii) is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $10,000, which breach or violation (i) results in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constitutes a failure to pay the principal or interest of any such debt when due and payable (after giving effect to any applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, except, in each case, solely during the Forbearance Period (as defined in the Forbearance Agreement) with respect to (A) any default under, redemption of or acceleration of the 2025 Notes as a result of any Specified Defaults (as defined in the Forbearance Agreement) or (B) any default under or acceleration of the Company’s 2.50% Convertible Senior Notes due 2026 existing on the Issuance Date;

(xii) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty, in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document;

(xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company;

(xiv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 13 of this Note;

(xv) any Event of Default (as defined in the Other Notes) occurs and is continuing with respect to any Other Notes;

(xvi) any provision of any Transaction Document (including, without limitation) the Security Documents or the Guaranty shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by the Company or any Subsidiary, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document (including, without limitation, the Security Documents and the Guaranty);

(xvii) any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (as defined in the Securities Purchase Agreement) on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent (as defined in the Securities Purchase Agreement) or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xviii) failure to comply with the Approved Budget in any respect;

(xix) termination or expiration of the Forbearance Agreement;

(xx) there occurs any uninsured loss to any material portion of the Collateral.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) calendar day deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the product of (A) the sum of (x) such portion of the Principal to be redeemed, (y) all accrued and unpaid Interest with respect to such portion of the Principal amount, and (z) accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest, if any (such sum, the “Redemption Amount”), multiplied by (B) the Redemption Premium (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Principal outstanding hereunder. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(c) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing (i) all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest, multiplied by (ii) the Redemption Premium, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes reasonably satisfactory to the Required Holders, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having equal or greater security to the Notes and having similar ranking to the Notes. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions.

(b) Notice of a Change of Control; Redemption Right. No later than ten (10) Business Days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on twenty (20) Business Days after the later of (A) the date of consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice or (C) the date of the announcement of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Redemption Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the product of (w) the Change of Control Redemption Premium multiplied by (y) the Redemption Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Principal outstanding hereunder as set forth in the Change of Control Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

6. RESERVED.

7. RESERVED.

8. RESERVED.

9. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

10. RESERVED.

11. REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within one (1) Business Day after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within one (1) Business Day after the Company’s receipt of such notice otherwise. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Redemption Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Redemption Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 11, if applicable) minus (2) the Principal portion of the Redemption Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Redemption Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

12. RESERVED.

13. COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms:

(a) Rank; Guaranty; Collateral. The Company shall designate all payments due under this Note as senior secured Indebtedness, and (a) the Notes shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries. The Notes shall be guaranteed as set forth in the Guaranty. The Notes and the Guaranty shall be secured by a priming first priority lien on the Collateral on the terms and subject to the conditions set forth in the Security Agreement.

(b) Incurrence of Indebtedness. Except with the prior express written consent of the Required Holder, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) the Existing Notes and (iii) Permitted Indebtedness). The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness convertible, exchangeable, exercisable or otherwise linked to the Company’s Common Stock, or any other equity security of the Company, except the Existing Notes.

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. Without limiting the generality of Section 13(v), the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, (i) redeem, defease, repurchase, repay, prepay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness (A) prior to the due date or (B) if at the time such payment with respect to such Indebtedness is due or is otherwise made or, after giving effect to such payment, (I) an event constituting an Event of Default has occurred and is continuing or (II) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing, or (ii) elect to accelerate, prepay or redeem early any Indebtedness.

(e) Restricted Investments. Without limiting the generality of Section 13(v), the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, make any Restricted Investments.

(f) Restriction on Redemption and Cash Dividends. Without limiting the generality of Section 13(v), the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock.

(g) Restriction on Transfer of Assets. Without limiting the generality of Section 13(v), the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired (including any Collateral) whether in a single transaction or a series of related transactions, other than a repayment of the Obligations or a Permitted Asset Disposition, and the proceeds from any sale, disposition or other monetization of any assets or rights of the Company or any Subsidiary owned or hereafter acquired shall be deposited directly into the Segregated Account.

(h) Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries to mature or accelerate prior to the Maturity Date; except, solely during the Forbearance Period (as defined in the Forbearance Agreement) with respect to (A) any maturity, redemption or acceleration of the 2025 Notes as a result of any Specified Defaults (as defined in the Forbearance Agreement) or (B) any default under or acceleration of the Company’s 2.50% Convertible Senior Notes due 2026 existing on the Issuance Date.

(i) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Subscription Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose other than for tax or other general corporate purposes that are not meant to (and do not) (i) change the nature of the business of the Company currently conducted as of the Issuance Date or (ii) affect in any way the perfection of the Collateral Agent’s Liens on any of the Collateral.

(j) Accounting Matters. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, make any significant change in accounting treatment or reporting practices, except as required by GAAP; or establish a fiscal year different than the Fiscal Year.

(k) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(l) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(m) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(n) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses (including, without limitation, and for the avoidance of doubt, at least $5,000,000 in director’s and officer’s insurance), in each case, in accordance with the Approved Budget.

(o) Transactions with Affiliates. Without limiting the generality of Section 13(v), the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate.

(p) Restricted Issuances. Without limiting the generality of Section 13(v), the Company shall not, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities that would cause a breach or default under the Notes.

(q) Reserved.

(r) Reserved.

(s) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(t) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries), in each case, in accordance with the Approved Budget. The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP, in each case, in accordance with the Approved Budget.

(u) Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Holder reasonably believes an Event of Default may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(v) Approved Budget.

(i) At all times that any Notes are outstanding, the Company shall, and the Company shall cause each of its Subsidiaries to, act in accordance with an Approved Budget.

(ii) The Company shall, and the Company shall cause each of its Subsidiaries to, comply with the then-current Approved Budget in all respects.

(iii) The Company shall, beginning on the Thursday of the first week following the end of the First Test Period, deliver on a weekly basis (by 5:00pm (Eastern Time) on the Thursday of each week) to the Holder and the Holder’s advisors an Approved Budget Variance Report.

(iv) The Company’s advisors shall hold weekly meetings with the Holder’s advisors to discuss the applicable Approved Budget Variance Report.

(w) Sales of Vehicles. The Company shall, and the Company shall cause each of its Subsidiaries to, continue to sell vehicles at auction and through dealers and direct-to-consumer channels consistent with the Approved Budget. All proceeds from any sale or disposition or other monetization of any vehicles (through any channels) by the Company or any of its Subsidiaries shall be deposited directly into the Segregated Account.

(x) Chief Restructuring Officer. Except as otherwise agreed in writing by the Holder, the Company and its Subsidiaries shall continue to retain a Chief Restructuring Officer (“CRO”) satisfactory to the Holder in its sole discretion, on terms and conditions and with a scope of services acceptable to Holders in its sole discretion, including without limitation, access to all financial and other information of the Company and its Subsidiaries. Each of the Company’s and its Subsidiaries’ officers and all other executive management members shall inform the CRO of any actions or decisions taken or to be taken, including, without limitation, any proposals to be made or discussed with the board of directors of the Company or any of its Subsidiaries.

(y) Liquidation Plan. The Company shall deliver to the Holder and its advisors a proposed liquidation plan, in form and substance acceptable to the Holder, on or before May 23, 2024.

14. RESERVED.

15. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Company and the Holder shall be required for any change, waiver or amendment to this Note.

16. TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject to satisfaction of applicable securities law.

17. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note. The Company shall execute such new Note and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note from the Issuance Date.

18. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

19. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note and/or any other Transaction Document or to enforce the provisions of this Note and/or any other Transaction Document or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

20. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

21. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

22. RESERVED.

23. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b) Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due (except to the extent such amount is simultaneously accruing Interest at the Default Rate hereunder) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

24. CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note or any other Transaction Documents have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

25. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

26. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from (A) asserting jurisdiction over the Company and its property in any court in which jurisdiction may be laid over the Company or its property or (B) bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

27. JUDGMENT CURRENCY.

(a) If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 27 referred to as the “Judgment Currency”) an amount due in U.S. Dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 27(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 27(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of U.S. Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

28. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

29. MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

30. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “2025 Notes” means, collectively, the Company’s Series A-1 and Series B-1 Senior Secured Convertible Notes due 2025.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Approved Budget” means a customary three-week budget and cash flow forecast for the Company and its Subsidiaries delivered to the Holder and the Holder’s advisors, containing line items of sufficient detail to reflect the consolidated receipts and disbursements (including all professional fees) of the Company and its Subsidiaries broken down by week (including anticipated uses of the proceeds of the Notes for such period), in form and substance acceptable to the Holder in its sole discretion, a copy of which is attached hereto as Exhibit I, which budget and cash flow forecast may be amended from time to time with the consent of the Holder in its sole discretion.

(e) “Approved Budget Variance Report” means (i) a weekly budget variance report/reconciliation for each Test Period immediately preceding the date of each such delivery setting forth in reasonable detail, actual operating receipts, operating disbursements, non-operating disbursements, and any other receipts and disbursements of the Company on an individual line item basis and aggregate basis for such Test Period to receipts and disbursements for such Test Period as set forth in the Approved Budget, and (ii) a statement certifying compliance with the Approved Budget and explaining in reasonable detail all variances from the Approved Budget. The Approved Budget Variance Report shall be in a form, and shall contain supporting information, reasonably satisfactory to the Holder (or its advisors).

(f) “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(h) “cash” of the Company and its Subsidiaries on any date shall be determined from such Persons’ books maintained in accordance with GAAP, and means, without duplication, the cash, cash equivalents and Eligible Marketable Securities accrued by the Company and its wholly owned Subsidiaries on a consolidated basis on such date.

(i) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects and in substantially the same proportions, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(j) “Change of Control Redemption Premium” means 125%.

(k) “Collateral” shall have the meaning ascribed to such term in the Security Agreement.

(l) “Collateral Agent” shall have the meaning ascribed to such term in the Security Agreement.

(m) “Common Stock” means (i) the Company’s shares of Class A common stock, $0.00001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(n) “Eligible Market” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

(o) “Eligible Marketable Securities” as of any date means marketable securities which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP, and which are permitted under the Company’s investment policies as in effect on the Issuance Date or approved thereafter by the Company’s Board of Directors.

(p) “Existing Notes” means the 2025 Notes and the Company’s 2.50% Convertible Senior Notes due 2026.

(q) “Fiscal Year” means the fiscal year adopted by the Company for financial reporting purposes as of the date hereof that ends on December 31.

(r) “Forbearance Agreement” means the Forbearance Agreement, dated as of April 21, 2024, by and among the Company, certain Subsidiaries of the Company and the Holder, as amended by that certain Amendment No. 1 to Forbearance Agreement, dated as of May 1, 2024, by and among the Company, certain Subsidiaries of the Company and the Holder, and as may be amended or extended from time to time, with the consent of the Holder in its sole discretion.

(s) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Significant Subsidiaries to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(t) “GAAP” means United States generally accepted accounting principles, consistently applied.

(u) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(v) “Guarantor” means each Subsidiary of the Company, wherever located (or formed, as applicable) and whether now existing or thereafter acquired; provided that (i) as of the Subscription Date, only the Subsidiaries of the Company that are incorporated or organized under the laws of the United States, any state thereof or the District of Columbia, the United Kingdom, the Federal Republic of Germany and France shall be required to be a Guarantor, (ii) any other Subsidiaries of the Company party to a Security Document or otherwise reasonably requested by the Collateral Agent to become Guarantors shall be required to be joined as Guarantors within 3 Business Days after the Subscription Date (in the case of such Subsidiaries party to a Security Document) or 5 Business Days after the date of request by the Collateral Agent (and, if applicable, such joinder documents shall include or be subject to any necessary local law limitations or requirements) and (iii) notwithstanding the foregoing, in no event shall any Subsidiary of the Company be required to be joined as a Guarantor at any time (x) if such Subsidiary is incorporated or organized in India or China or any political subdivision thereof, (y) if joining such Subsidiary as a Guarantor would reasonably be expected to result in material adverse tax consequences to the Company or its Subsidiaries as determined by the Company and the Buyers in good faith or (z) the burden or cost of joining such Subsidiary as a Guarantor outweighs the benefits afforded, as determined by the Company and the Buyers in good faith.

(w) “Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations.

(x) “Indebtedness” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(y) “Initial Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Initial Notes (as defined in the Securities Purchase Agreement) pursuant to the terms of the Securities Purchase Agreement.

(z) “Issuance Date” means the date set forth above as the issuance date.

(aa) “Maturity Date” shall mean June 24, 2024.

(bb) “Obligations” shall mean all Obligations as that term is defined in the Security Agreement plus, without duplication, all Principal, Interest or other amounts when and as due under the Notes (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby.

(cc) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(dd) “Permitted Asset Disposition” means a sale and disposition made in the ordinary course of business on arm’s length terms and for fair market value or in accordance with the Approved Budget; provided that proceeds from any such sale and disposition shall be deposited into the Segregated Account.

(ee) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) Indebtedness set forth on Schedule 3(s) to the Securities Purchase Agreement, as in effect as of the Subscription Date and (iii) Indebtedness incurred in the ordinary course of business and in accordance with the Approved Budget; provided, that (A) all Permitted Indebtedness must be subordinate to the terms of the Notes (other than Permitted Indebtedness secured by Permitted Liens), and (B) no Permitted Indebtedness shall prohibit or limit in any manner any term or condition under the Transaction Documents and/or any amendment, or modification or waiver hereunder or thereunder, as applicable, including, but not limited to any prohibition on any payment of cash by the Company in respect of any obligation under the Notes.

(ff) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods.

(gg) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(hh) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(ii) “Redemption Premium” means 125%.

(jj) “Redemption Prices” means, collectively, Event of Default Redemption Prices and the Change of Control Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(kk) “Required Holders” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ll) “Restricted Investment” means any investment other than: (i) investments existing on the date of the Securities Purchase Agreement and (ii) investments in cash or cash equivalents (provided that they shall be held in the Segregated Account).

(mm) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(nn) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes, as may be amended from time to time.

(oo) “Security Agreement” means that certain Security and Pledge Agreement, dated as of May 10, 2024, between the Company and its Subsidiaries that are party thereto and the Collateral Agent.

(pp) “Security Documents” shall have the meaning ascribed to such term in the Security Agreement.

(qq) “Segregated Account” means a cash account, which is subject to a deposit account control agreement solely for the benefit of the Buyers and in form and substance acceptable to the Buyers, provided, that within five (5) Business Days of the Subscription Date, all funds in the Segregated Account shall be moved to a segregated cash account, which is subject to a deposit account control agreement solely for the benefit of the Buyers and in form and substance acceptable to the Buyers, and thereafter, the term “Segregated Account” shall refer to such account.

(rr) “Significant Subsidiaries” or “Significant Subsidiary” means, as of any time of determination, any of the “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) of the Company as of such time of determination.

(ss) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(tt) “Subsidiaries” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(uu) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(vv) “Test Period” means (i) initially, the one-week period beginning with the first day of the week during which the Issuance Date occurs (the “First Test Period”), (ii) then, the one-week period beginning with the first day of the week during which the Approved Budget Variance Report for the First Test Period was delivered, and (iii) thereafter, any one week period ended on the last day of the week immediately prior to the week during which the applicable Approved Budget Variance Report is required to be delivered.

(ww) “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

31. DISCLOSURE. The Company shall comply with the terms of the Non-Disclosure Agreement, dated April 13, 2024, by and among the Company, the Holder and Heights Capital Management, Inc. (as amended, the “Non-Disclosure Agreement”) in delivering any notice to the Holder in accordance with the terms of this Note. Nothing contained in this Section 31 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(l) of the Securities Purchase Agreement or pursuant to the Non-Disclosure Agreement.

32. ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. Subject to the Non-Disclosure Agreement, the Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder, including the Non-Disclosure Agreement, that explicitly provides for such confidentiality and trading restrictions. In the absence of the Non-Disclosure Agreement or another such executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

33. SECURITY. This Note and the Other Notes are secured and guaranteed to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Agreement, the other Security Documents and the Guaranty).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

FISKER INC.

By:	/s/ Geeta Gupta-Fisker
Name: Dr. Geeta Gupta-Fisker
Title: Chief Financial Officer and Chief
Operating Officer

Senior Secured Convertible Note - Signature Page

EXHIBIT I

APPROVED BUDGET

[Intentionally Omitted]